Exhibit 10.8

ALARM.COM HOLDINGS, INC.

NON-EMPLOYEE DIRECTOR COMPENSATION POLICY

On                  , 2015 the Board of Directors (the “Board”) of Alarm.com Holdings, Inc. (the “Company”) approved the following compensation policy for non-employee directors of the Company who are not affiliated with stockholders hold greater than five percent (5%) of the outstanding common stock of the Company (“Non-Employee Directors”) to be effective upon the execution of the underwriting agreement in connection with the initial public offering (the “Offering”) of the Company’s common stock (the date of such execution being referred to as the “IPO Date”). A Non-Employee Director may decline all or any portion of his or her compensation by giving notice to the Company prior to the date cash is to be paid or equity awards are to be granted, as the case may be.

1.	Cash Compensation for Committee Service

Commencing at the beginning of the first calendar quarter following the IPO Date, each Non-Employee Director will receive the following cash compensation for service on the Board:

Annual Board Service Retainer
Non-Employee Directors	$25,000	[1]
Annual Committee Chair Service Retainer
Chair of the Audit Committee	$20,000
Chair of the Compensation Committee	$20,000
Chair of the Nominating & Corporate Governance Committee	$20,000

The annual cash compensation amounts set forth above shall be payable in equal quarterly installments, payable in arrears during the first 30 days of the first month following the end of each calendar quarter in which the Board service occurs. If the director joins the Board at a time other than the first day of a calendar quarter, he or she will be entitled to the cash compensation set forth above beginning with the calendar quarter following the date he or she joins the Board.

2.	Equity Compensation

Each Non-Employee Director shall be eligible to receive nonqualified stock options and/or restricted stock unit awards under the Company’s 2015 Equity Incentive Plan, which will become effective immediately upon the IPO Date (the “Plan”).

All stock options granted under this policy will be “Nonstatutory Stock Options” (as defined in the Plan), with a term of ten (10) years from the date of grant and an exercise price per share equal to 100% of the “Fair Market Value” (as defined in the Plan) of the underlying common stock of the Company on the date of grant. All stock options and restricted stock unit awards granted under this policy shall vest in a series of nine successive equal quarterly installments over the 36-month period measured from the date of grant. All vesting is subject to the Non-Employee Director’s “Continuous Service” (as defined in the Plan) on each applicable vesting date. Notwithstanding the foregoing vesting schedule, for each Non-Employee Director who remains in Continuous Service with the Company until immediately prior to the closing of a “Change in Control” (as defined in the Plan), the shares subject to his or her then-outstanding equity awards that were granted pursuant to this policy will become fully vested immediately prior to the closing of such Change in Control.

[1]	Hugh Panero will receive $40,000.

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